REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
ON INTERNAL CONTROL



Board of Trustees and Shareholders
The FBR Funds
Bethesda, Maryland


In planning and performing our audit of the financial statements of FBR Large Cap Financial
Fund, FBR Small Cap Financial Fund, FBR Small
Cap Fund, FBR Large Cap Technology Fund, FBR
Small Cap Technology Fund, FBR Gas Utility
Index Fund, FBR Fund for Government Investors,
FBR Maryland Tax-Free Portfolio and FBR
Virginia Tax-Free Portfolio, each a series of shares of The FBR Funds, for the year ended
October 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for
establishing and maintaining internal control.
In fulfilling this responsibility, estimates
and judgments by management are required to
assess the expected benefits and related costs
of controls.   Generally, controls that are
relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would
not necessarily disclose all matters in
internal control that might be material
weaknesses under standards established by the
Public Company Accounting Oversight Board
(United States).   A material weakness is a
condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of October 31, 2004.

This report is intended solely for the
information and use of management and the Board of Trustees and Shareholders of The FBR Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

		Tait, Weller & Baker

Philadelphia, Pennsylvania
December 10, 2004


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